EXHIBIT 10(g)


                            AMENDMENT
                               TO
                 PEPSICO LONG TERM SAVINGS PLAN



          The PepsiCo Long Term Savings Plan is amended as follows:

          (a) As of January 1, 1993 (the "Transfer Date"), the assets and liabilities of the PepsiCo Employee Stock Ownership Plan ("ESOP") attributable to the Employer Contribution Accounts (including the Regular Accounts and the Tax Credit Accounts) of
(i) all Participants in the ESOP who are in the classes of employees eligible to participate (even if they are not then participating) in this Plan on the Transfer Date, and (ii) all former Participants (and their Beneficiaries) in the ESOP who cannot be located and whose accounts are subject to forfeiture under the provisions of the ESOP on the Transfer Date, shall be transferred to this Plan. The Plan shall establish Accounts (or add amounts to Participants' existing Plan Accounts) for such Participants equal to the fair market value of their Employer Contribution Accounts under the ESOP immediately prior to the Transfer Date. The Accounts established (or added to) for the Participants shall be administered and managed in accordance with the provisions of the Plan (including the investment and distribution of such amounts), subject to any restrictions mandated by law that continue to apply to amounts previously held in a Participant's Employer Contribution Account under the ESOP. The Plan Administrator may establish such subaccounts as it deems necessary for recordkeeping purposes to reflect the transfer of assets and liabilities to the Plan.
     (b) The amounts transferred to the Plan pursuant to subparagraph (a) above shall initially be invested (or held for investment) in the PepsiCo Capital Stock Fund, and thereafter, shall be subject to investment direction in the same manner as other amounts held in the Plan.
     (c) Of a Participant in the ESOP who has an amount transferred to the Plan is also a Participant in this Plan, his Beneficiary of his Account (including the amount transferred pursuant to subparagraph (a)) shall be determined pursuant to
Article VII of the Plan. For other Participants and former Participants in the ESOP who have amounts transferred to the Plan, their Beneficiary shall be determined pursuant to Section
5.15 of the ESOP (which is incorporated herein by reference), until such time as the Participant is eligible to and executes a Designation of Beneficiary form under the Plan.
     (d) The transfer of assets and liabilities provided for in this Amendment shall be made in a manner that does not violate sections 401(a) or 414(1) of the Code or Section 208 of ERISA. The Plan Administrator and the Trustee shall take such actions and execute such other documents as may be necessary or desirable to effectuate fully the transfer provided for herein.
     (e) The transfer of assets and liabilities provided for in the Amendment shall be subject to the Internal Revenue Service's not taking any adverse action regarding the validity of the transfer or the tax-qualified status of the Plan or the ESOP with respect to the transfer, and, if the Internal Revenue Service takes such adverse action and the deficiencies may not be corrected to the satisfaction of the Company, then regardless of the provisions contained herein, this Amendment shall become null and void ab initio and the transferred amounts shall be returned to the ESOP.

                  PEPSICO LONG TERM SAVINGS PROGRAM
                        AMENDMENT APPROVAL

     Effective as of January 1, 1993, the PepsiCo Long Term
Savings Program is hereby amended in accordance with the Amendment attached hereto.

This 14th day of September, 1994.

                              PEPSICO, INC.
                              By:  /s/ J. ROGER KING
                              J. Roger King

APPROVED:

By: /s/ ALAN ROCKOFF
Law Department

By:  /s/ Sylvester Holmes
Tax Department